Exhibit 99.3

AVANGRID Declares Quarterly Dividend

(Orange, CT – February 19, 2020) Today AVANGRID, Inc. (NYSE:AGR) announced that its Board of Directors declared a quarterly dividend of $0.44 per share on its Common Stock. This dividend is payable April 1, 2020 to shareholders of record at the close of business on March 6, 2020.

# # #

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $34 billion in assets and operations in 24 U.S. states. With headquarters in Orange, Connecticut, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 6,500 people. AVANGRID supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2019 by the Ethisphere Institute. For more information, visit www.avangrid.com.

Investor Contact:

Patricia Cosgel

patricia.cosgel@avangrid.com

203.499.2624